Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is entered into as of the 5th day of May, 2014 (the “Effective Date”) between comScore, Inc. (“Company”), a Delaware corporation, and Kenneth J. Tarpey (“Executive”).

In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.Separation. Executive’s last day of work with the Company and Executive’s employment termination date will be on the filing date of the Company’s second quarter 10Q filing (anticipated during the week of August 4, 2014, but not beyond August 15, 2014 unless Executive otherwise consents in writing) (the “Separation Date”). During the period starting on the effective date of this Transition Agreement through the Separation Date, Executive shall continue as Chief Financial Officer and will be provided sufficient information to be able to continue to serve in this capacity. Effective on the Separation Date, or at an earlier time as requested by Company, Executive shall resign from all officer positions he then holds with the Company or its affiliates and shall provide reasonable support to Company to effect such resignation.

2.Severance Benefits. If the Executive remains employed with the Company through the Separation Date, or if prior to the Separation Date, Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive following a material breach of this Agreement by the Company after Company had received written notice of such breach and a reasonable opportunity to cure, then, subject to Executive’s signing and not revoking the Supplemental Release attached hereto as Exhibit A, in addition to the severance benefits set forth in section 3(a) of the Change of Control and Severance Agreement between Executive and Company dated July 20, 2010 (the “2010 Agreement”), the parties agree as follows:

a.Pro-Rated Annual Incentive. In lieu of any bonus or incentive arrangement agreed to between Executive and the Company, the Company will make a payment based on a pro-rated calculation of Executive’s 2014 short-term incentive and the immediately vested performance-based portion of Executive’s 2014 long-term incentive (and, for avoidance of doubt, not the portion of the award that would vest subject to continued service following the determination of achievement of the applicable performance goals). The incentive achievement amounts will be determined based on the Company’s Q1 and Q2 revenue and adjusted EBITDA metrics, with the assumption that Executive achieved 100% of the MBO of his pro-rated short term incentive for Q1 and Q2. No overachievement will be assumed or allocated. For the absence of doubt, the above Pro-rated Annual Incentive will be calculated pursuant to the formulas set forth in Exhibit B attached hereto. This payment will be subject to standard payroll deductions and withholdings, will be made on the payroll coinciding with payment of the Severance Payment, and will be made using immediately vested shares of Company’s stock or cash, in the Company’s sole discretion.

b.Acceleration of Restricted Stock. Company shall accelerate the vesting for 27,003 shares of restricted stock and restricted stock units previously granted to Executive. Any equity accelerated by the Company under this Agreement will be goeverned by the terms and conditions of the initial grant and the comScore, Inc. 2007 Equity Incentive Plan and related agreement, including, without limitation, satisfaction of applicable tax withholding.

c.Change of Control.    If a Change of Control (as defined in the 2010 Agreement) occurs on or prior to your termination date, you shall be entitled to the severance benefits under Sections 3(b) and 3(c) of the 2010 Agreement rather than the benefits set forth in Section 2 above as of your termination date.

3.Other Compensation or Benefits.  Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive any additional compensation, severance or benefits from the Company after the Separation Date other than vested compensation or benefits under the Company’s employee benefit plans in accordance with the respective terms thereof. Executive further understands and agrees that any unvested options, restricted stock, and restricted stock units shall cease to vest upon termination of employment, and shall revert back to the Company.

4.Expense Reimbursements. Executive agrees that, within ten days of the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the

Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

5.Return of Company Property. Executive agrees to return all Company Property that Executive has in Executive’s possession to the Company no later than the Separation Date, and further agrees not to retain any Company documents or any copies thereof. Company property shall include, but not be limited to: Company files; manuals; notes; drawings; records; business plans and forecasts; financial information; specifications; computer-recorded information; tangible property (including, but not limited to: computers; smart phones; cell phones; PDAs); credit cards; entry cards; identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

6.Proprietary Information and Noncompetition Obligations. Executive acknowledges Executive’s continuing obligations under Executive’s Employment, Invention Assignment and Non-disclosure Agreement, a copy of which is attached hereto as Exhibit C (the “Employee NDA”) including but not limited to, Executive’s obligations related to confidentiality and noninterference with personnel relations. For the absence of doubt, the parties have agreed to certain clarifications to the above-referenced agreement, which are set forth in Exhibit D attached hereto.

7.[THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK]

8.Non-Disparagement. Company agrees to use reasonable efforts to refrain (and to use its reasonable best efforts to cause its directors and executive officers to refrain) from making statements (directly or indirectly) that disparages Executive, and Executive agrees to refrain from making statements (directly or indirectly) that are derogatory of the Company, its directors or officers.

9.Release of All Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors, agents, servants, Executives, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the Illinois Human Rights Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT
THIS RELEASE IS A GENERAL RELEASE AND THAT BY
SIGNING THIS AGREEMENT, EXECUTIVE IS SIGNING THIS RELEASE

This release shall not be deemed to affect a release of any claim that may not be released by law, nor shall it be deemed to effect a release of any right to enforce the terms of this Agreement or any right to vested compensation or benefits under any Company employee benefit plan. Executive agrees, without limiting the generality of this release, not to file or otherwise institute any lawsuit or cause of action seeking monetary damages, and Executive irrevocably and unconditionally waives any and all rights to recover any such relief or damages, concerning the claims that are lawfully released herein. Executive represents and warrants that Executive has not previously filed or joined in any such claims, demands or entitlements against the Released Parties and that Executive will indemnify and hold harmless the Released Parties from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims.

10.ADEA Waiver. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and the release in the preceding paragraph hereof is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (a) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (c) Executive has 21 days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); and (d) Executive has seven days following execution of this Agreement by the parties to revoke the Agreement. If Executive elects to exercise this revocation right, this Agreement may be voided in its entirety at the election of Company and, if so voided, the Company shall be relieved of all obligations to make any payments required under this Agreement. If Executive does not revoke this release, or, if the Company elects not to void the Agreement, it shall become fully enforceable immediately after the expiration of the seven-day revocation period. In addition, this Agreement specifically incorporates and includes by reference all other legally required federal and state notice and rescission periods applicable to Executive.

11.Waiver and Release Acknowledgement. Executive acknowledges that Executive is knowingly and voluntarily making the above waiver and release.  Executive also acknowledges that the consideration given for the waiver and the release in the preceding paragraphs hereof is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that: (a) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; and (c) Executive has seven days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier).  In addition, this Agreement specifically incorporates and includes by reference any legally required federal and state notice and rescission periods applicable to Executive.

12.[This section has been intentionally left blank]

13.Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

14.Costs. Other than any costs recoverable under the “Enforcement” Section above, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Agreement.

15.No Admission of Liability. This Agreement is not intended as an admission of liability by any party.

16.Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190

To Executive:        Kenneth J. Tarpey
[address on file
with Company]

17.Miscellaneous. This Agreement, including Exhibit C, constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. Executive represents and warrants that Executive has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Executive agrees to indemnify and hold harmless the Released Parties any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules.
The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.
COMPANY:

COMSCORE, INC.

By: /s/ Christiana Lin
___________________________
Christiana Lin
General Counsel and Chief Privacy Officer

EXECUTIVE:

/s/ Kenneth J. Tarpey                 5/5//14
            Kenneth J. Tarpey                    Date

Exhibit A - Supplemental Release
Exhibit B - Section 2(a) Calculation
Exhibit C - Employment, Invention Assignment and Non-disclosure Agreement

Exhibit A: Supplemental Release
This Supplemental Release is entered into as of the __th day of August, 2014 between comScore, Inc. (“Company”), a Delaware corporation, and Kenneth J. Tarpey (“Executive”). Any terms capitalized and not specifically defined herein shall have the meaning ascribed to them under the Transition Agreement, dated April __, 2014 (the “Transition Agreement”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, including, but not limited to, any and all claims arising out of or in any way related to Executive's employment with and services to the Company, including, but not limited to, from the Effective Date of the Transition Agreement through the Effective Date of this Supplemental Release.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Consideration. The Company agrees to pay Executive, less applicable withholding, the severance described in Section 2 of the Transition Agreement, pursuant to the terms and conditions thereof.

2.Acknowledgements and Agreements. Executive acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive as of the Effective Date of this Supplemental Release.

3.Release of Claims. Executive agrees that the consideration described in Section 1 hereof represents consideration for both (A) Executive's acknowledgements and agreements under Section 2 and (B) a release and waiver of any and all claims against the Company and any of the Releasees relating to his employment with the Company, including, but not limited to, from the Effective Date of the Transition Agreement through the Effective Date of this Supplemental Release, as well as any claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys' fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Executive further acknowledges and agrees that the terms of Sections 9, 10 and 11 of the Transition Agreement shall also apply to this Supplemental Release and are hereby incorporated and extended through the Effective Date of this Supplemental Release.

4.Acknowledgments and Right to Revoke. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and the release in the preceding paragraph hereof is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (a) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (c) Executive has 21 days to consider this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); and (d) Executive has seven days following execution of this Agreement by the parties to revoke the Agreement. If Executive elects to exercise this revocation right, this Agreement may be voided in its entirety at the election of Company and, if so voided, the Company shall be relieved of all obligations to make any payments required under this Agreement. If Executive does not revoke this release, or, if the Company elects not to void the Agreement, it shall become fully enforceable immediately after the expiration of the seven-day revocation period. In addition, this Agreement specifically incorporates and includes by reference all other legally required federal and state notice and rescission periods applicable to Executive.

5.Entire Agreement. This Supplemental Release, constitutes the entire agreement and understanding between the Parties concerning the subject matter of this Supplemental Release and all prior and contemporaneous representations, understandings, and agreements concerning the subject matter of this Supplemental Release have been superseded by the terms of this Supplemental Release.

The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.
COMPANY:

COMSCORE, INC.

By:
___________________________
Christiana Lin
General Counsel and Chief Privacy Officer

EXECUTIVE:

_______________________         _____________
            Kenneth J. Tarpey                Date

Exhibit B: Section 2(a) Calculation

Annual STI Target at 100% achievement: $275,625
Pro-rated STI Target at 100% achievement (using Q1 and Q2 performance metrics only): $137,813

Performance allocation of STI Target:
Revenue: 80%
MBO: 20% (100% achievement assumed)

Annual LTI Target at 100% achievement (immediate vest, performance-based portion): $50,000
Pro-rated LTI Target at 100% achievement (using Q1 and Q2 performance metrics only): $25,000

Performance allocation of performance-based portion of LTI Target:
Adjusted EBITDA: 100%

Total potential allocation at 100% achievement = $162,813

Exhibit C
Executive’s Employment, Invention Assignment and Non-disclosure Agreement

COMSCORE, INC.
AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT
As a condition of my employment with comScore, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:
At-Will Employment.
I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.
Confidential Information.
Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not. limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, panel recruitment, maintenance and operation, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.
Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
Inventions.
Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing ail inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto unless I and the Company have agreed otherwise in writing with respect to such Prior Invention.
Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.
Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement, If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
Exception to Assignments. I understand that, whether or not I am a California resident, the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.
Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.
Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.
Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
No Solicitation of Employees and Non-Competition.

In consideration for my employment by the Company and other valuable consideration, receipt of which is acknowledged, I agree that during my employment with the Company and for a period of 12 months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.
For the purposes of this Section 7(b) only, the term “Client” shall mean any client of the Company on whose account I worked and with whom I had direct and significant contact during the two years prior to the termination of my relationship with the Company. In exchange for such same consideration, I also agree that during my employment with the Company and for a period of 12 months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not (i) persuade, or attempt to persuade, any Client to cease doing business with or to reduce the amount of business it does with the Company; or (ii) solicit for myself or any person or entity other than the Company the business of any Client for the purpose of offering, obtaining, selling diverting, or receiving market research services or products similar, or substantially similar, to the market research services and products offered by the Company. For purposes of illustration only, and not limitation, I understand that the term “solicit” means to personally petition, importune or entreat a Client to contact me (e.g., personal follow up phone calls) regarding the market research products or services of my new business enterprise that are similar, or substantially similar, to those services and products offered by the Company. I also understand that solicitation does not prevent me from passively accepting business from a Client (e.g., a Client contacts me entirely on such Client’s own initiative).
In exchange for such same consideration, I also agree that following the termination of my relationship with the Company for any reason, with or without cause, I shall not engage in any trade or business in the faithful performance of which it would be highly likely that would, or would be required or expected to, use or disclose any Confidential Information of the Company.
In exchange for such same consideration, I also agree that during my employment with the Company and for a period of 12 months immediately following the termination of my relationship with the Company for any reason, with or without cause, I shall not, without first obtaining the prior written approval of Company, be engaged as an officer, director, employee, consultant, principal or trustee on behalf of any other person, firm, corporation or other entity that competes with the business of the Company. This restriction is limited to those geographic locations in which the Company, as of the termination date conducts business. However, this restriction shall only apply to the performance of services by me that are the same or of a similar kind as that which I provided to the Company immediately prior to the termination date. For the purposes of this Section 7(d), the phrase “competes with the business of the Company” shall only include businesses with a market research offering that primarily collect data from digital media users by obtaining their online browsing, buying and other behavior, regardless of whether this is done at the panel, site, or census level, or whose business primarily focuses on using digital media to survey respondents.
Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.
Personal Use of Company Information Policy. I agree to diligently adhere to the Personal Use of Company Information Policy attached as Exhibit E hereto.
Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
Arbitration and Equitable Relief.
Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this agreement, shall be subject to binding arbitration. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave

Act, claims of harassment, discrimination or wrongful termination, and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.
Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I shall pay the first $125.00 of any filing fees associated with any arbitration I initiate. I agree that the decision of the arbitrator shall be in writing.
Remedy. Except as provided by this agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by this agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
Availability of Injunctive Relief. Both parties agree that any party may petition a court for injunctive relief including, but not limited to, where either party alleges or claims a violation of the at-will employment, confidential information, invention assignment and arbitration agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or nonsolicitation. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
Administrative Relief. I understand that this agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission. This agreement does, however, preclude me from pursuing court action regarding any such claim.
Voluntary Nature of Agreement. I acknowledge and agree that I am executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.
General Provisions.
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Virginia. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Virginia for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.
[Signature Page Follows]
[Signature Page to At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement]

This At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall I together constitute one and the same instrument.
Date: 4/2/09            /s/ Kenneth Tarpey
Signature
Kenneth Tarpey
Name of Employee
COMSCORE, INC.
By: /s/ Christiana Lin

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements
☐ Additional Sheets Attached

Signature of Employee:	/s/ Kenneth Tarpey
Print Name of Employee:	Kenneth Tarpey
Date:	4/2/09

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C
COMSCORE, INC.
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to comScore, its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that 1 have complied with all the terms of the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.
Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D
COMSCORE, INC.
CONFLICT OF INTEREST GUIDELINES
It is the policy of comScore to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.
1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)
2.    Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.    Initiating or approving any form of personal or social harassment of employees.
6.    Holding outside directorships in suppliers, customers or competing companies, where such directorship might influence in any manner a decision or course of action of the Company. Permitting personal investments (if any) in, and personal financial speculation (if any) with respect to, suppliers, customers or competing companies, to influence in any manner a decision or course of action of the Company.
7.    Borrowing from or lending to employees, customers or suppliers.
8.    Acquiring real estate of interest to the Company.
9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.    Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.
11.    Making any unlawful agreement with distributors with respect to prices.
12.    Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.
13.    Using, trading or helping others to use or trade equities based upon Company proprietary information and in any way using proprietary information for personal gain.
14.    Communicating to third parties any proprietary information in the absence of a specific contractual arrangement with Company to provide such information.
15.    Engaging in any conduct which is not in the best interest of the Company.
Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT E
COMSCORE, INC.
PERSONAL USE OF COMPANY INFORMATION
comScore is a provider of online commerce activity and related internet behavioral intelligence. One of comScore’s goals is to be the leading provider of accurate and objective data and analysis of ecommerce activities and trends. An important focus of comScore’s service is studying specific companies, specific online sectors, and targeted econometric conditions. comScore clients pay to receive this valuable information and all comScore employees and partners must act to preserve its commercial value. To avoid any actual and/or perceived conflicts or issues, comScore prohibits employee use of comScore data for personal gain or for any purpose other than official comScore business. This includes, but is not limited to, trading in specific company stocks or indexes based on comScore information in advance of it being made publicly available, or communicating such information to third parties for the purpose of financial gain where there is no contractual relationship with comScore to provide such information.
Examples of comScore proprietary Information include, but are not limited to:

a.	data that comScore receives from its clients

b.	all data that comScore collects from its panelists

c.	any and all analysis comScore prepares on behalf of specific clients

d.	any and all analysis comScore prepares for the general population before it is released to the general population

e.
any other client information deemed to be of a confidential nature such as earnings projections, proposed capital transaction activity, bankruptcy or restructurings, changes in assets, including intellectual property, etc.

f.	all other confidential, non-public information used in comScore’s business
Prohibited Actions (Effective February 2002)

1.	Employees are prohibited from using, trading or helping others to use or trade equities based upon comScore proprietary information and in any way using proprietary information for personal gain.

2.	Employees are prohibited from communicating to third parties any proprietary information in the absence of a specific contractual arrangement with comScore to provide such information.
Compliance Procedures

1.
comScore’s Chief Financial Officer shall serve as Compliance Officer with regard to this Policy. The role of the Compliance Officer is to provide guidance to employees and ensure compliance with this policy.

2.	All new comScore employees, before commencing employment, will be required to read this Policy and to attest that they understand it and agree to comply with it.

3.	All existing comScore employees will be required annually to certify that they continue to understand this policy and agree to abide by its requirements.

4.
Each comScore employee agrees that he or she shall provide, upon request from the Compliance Officer, account statements or trade records for any brokerage firm accounts held in the employee’s name or held by an immediate family member.

FAILURE TO COMPLY:
comScore reserves the right to take action against its employees for failing to comply with this policy, such action may include termination and recovery of all damages arising from any violation.
Acknowledged: /s/ Kenneth Tarpey            Date: 4/2/09
Print Name: Kenneth Tarpey

[Signature Page to At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement]

Exhibit D
For the purpose of this Transition Agreement, Executive shall not be deemed to be in breach of Section 7(a) of the Employee NDA, if within the 12-month period following the Separation Date, Executive’s then-employer solicits, induces, recruits or hires an employee of the Company, provided that Executive is not involved in such process.

For the purposes of this Transition agreement, the obligations under Section7(c) of the Employment, Invention Assignment and Non-disclosure Agreement shall refer to the following competitors: [****].